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                                                                EXHIBIT 10.3






                                [PLD LETTERHEAD]



Dear Mr. Davies:

This will serve to set forth the terms under which you will join PLD Telekom Inc. (the "Company").

1.       Your employment will commence on 1 June 1997.

2.       Your official title will be Deputy Chief Executive Officer.

3. You shall be entitled to pursue (or, in the case of pre-existing arrangements, continue to pursue) outside interests so long as these do not materially interfere with the performance of your responsibilities as described above. In this connection you have identified as outside interests to which you are currently committed the matters described in Schedule I hereto.

4. Your salary for the balance of 1997 will be the then pro-rated portion of an annual salary of $300,000, payable in equal monthly installments, subject to all appropriate withholdings. Your salary will be reviewed annually, at the same time as the other members of the senior management of the Company, any such adjustment to be effective as of each January 1.

5. You will also be eligible for bonuses in the same manner as the other members of senior management, to be awarded at the same time and on the basis of such criteria as the Compensation Committee shall specify in your case (which shall in all events be reasonably consistent, allowing for the different roles being played, with the criteria established for the other members of senior management).

6. You will be reimbursed promptly for all expenses incurred by you in the performance of the business of the Company and its subsidiaries, upon production of receipts, vouchers or other evidence of payment.

7. You shall be entitled to 25 days paid holiday in each January 1 - December 31 period.

8. We intend to establish a benefits plan for the senior management of the Company, to comprise medical and dental insurance for executives and families, group life insurance, short and long term disability protection or insurance, accident insurance, a 401K plan where the Company will match employee contributions, and (in due course) a pension plan, in all of which you will be eligible to participate. Until such time as
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arrangements are in place, the Company will pay in monthly instalments an amount equal to 10% of your salary.

9. We are currently amending the Company's Stock Option Plan to inter alia expand the range of equity-based incentive arrangements available to the employees of the Company and you will be eligible for awards of grants thereunder, upon all of the terms of such amended Plan. Upon the adoption of such amended Plan, all options previously granted to you will thereupon be governed by the terms of such Plan. Until such time, such options will be governed by the existing terms of the Company's Stock Option Plan.

10. You may terminate this agreement at any time by giving not less than six (6) months notice in writing. You may also terminate this agreement by giving not less than three (3) months notice in writing upon a "change of control" (as defined in paragraph 12 below) of the Company, in which case you shall be entitled to receive a "termination amount" equal to 200% of the amount of your then annual salary, without any obligation on your part to mitigate.

11. We may terminate this agreement without notice in the event of your dishonesty, embezzlement, or wilful failure (after warning) to comply with the terms of this agreement or any of the Company's policies for senior executives. We may also terminate this agreement at any time by paying you the "termination amount" referred to in paragraph 10 above (it being understood that you shall be under no obligation to mitigate).

12.      The term "change of control" shall mean, if any time:

         (a) more than 51% of all outstanding voting shares of the Company are beneficially owned by any current shareholder of the Company or in the aggregate by any two or more shareholders, one of which is currently a shareholder of the Company, and such two shareholders would together be regarded as acting jointly or in concert with each other for the purposes of
Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or

         (b) more than 30% of all outstanding voting shares of the Company are beneficially owned by any person or company or by any persons or companies who would together be regarded as acting jointly or in concert with each other for purposes of the provisions of Section 16 of the 1934 Act, and as a consequence thereof of your duties as described herein in any material aspect.

13. This agreement is intended to be binding upon and enforceable against each of us. This agreement shall come into effect upon the date on which both parties hereto have executed this agreement.

14. This agreement shall be construed in accordance with and governed in all respects by the laws of the State of New York. Any disputes arising under this agreement shall be
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finally settled by arbitration conducted under the rules of the American
Arbitration Association in New York City.

If the foregoing accurately sets forth our agreement, could you kindly so indicate by countersigning in the place indicated below.

Very truly yours,

PLD TELEKOM INC.                           Accepted and agreed:

s/s JAMES HATT                             s/s JOHN DAVIES
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James Hatt                                 John Davies
Chairman and Chief Executive